Exhibit 10.2

CONFIDENTIAL WAIVER AND RELEASE AGREEMENT

This Confidential Waiver and Release Agreement (“Agreement”) is entered into between Horace Mann Service Corporation (“Horace Mann” or “the Company”) and Frank D’Ambra (“Employee”).

WHEREAS, Employee’s employment with Horace Mann will terminate effective December 31, 2008 (“Separation Date”) and Horace Mann has determined that Employee will receive certain payments if Employee executes and complies with the terms of this Agreement; and

WHEREAS, Employee acknowledges that the consideration received by Employee under the terms of this Agreement for the release and waiver contained herein is in addition to any consideration Horace Mann is otherwise required to provide Employee.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth below, the parties hereby acknowledge and agree as follows:

1. Leave Period. Employee, resident in Florida, will be on a paid approved inactive leave from May 2, 2008 through his Separation Date (“Leave Period”). During the Leave Period, Employee shall receive his regular salary and remain eligible to continue to participate in the Horace Mann retirement plans, medical, dental and life insurance plans on the same basis as when actively employed, provided Employee makes timely premium payments for employee coverage under such plans. Employee’s regular salary will continue to be paid in semi-monthly installments on or about the 15th and the last day of the month ending on December 31, 2008. The gross semi-monthly payment will be Nine Thousand Nine Hundred Thirty Three Six Dollars and Thirty Three Cents ($9,933.33). During the Leave Period, Employee shall owe Horace Mann the same duty of loyalty owed to Horace Mann by an employee of Horace Mann, and Employee shall not engage in any competing business or other activities which are detrimental to the interests or welfare of Horace Mann. Provided, however, Employee may, with the advance written approval of the Senior Vice President, Corporate Services of Horace Mann, consult, become employed by, or act as an independent contractor for business entities whose interests do not directly conflict with those of Horace Mann. Such approval shall not be unreasonably denied.

2. Separation Payment. In further consideration for Employee’s agreements contained herein, Horace Mann will pay a Separation Payment to Employee of a gross amount of Sixty Five Thousand Dollars and no Cents ($65,000). This Separation Payment will be made on or about the eight day after the Revocation Period referred to in Paragraph 10.

3. Final Wages and Benefits. In addition to the payments provided in Paragraphs 1 and 2 above, and in compliance with Section 409A of the Internal Revenue Code, as amended from time to time, Employee will receive payment for whatever other non-severance benefits to which Employee is entitled by virtue of Employee’s service with the Company up to and including the Separation Date pursuant to the terms of the Horace Mann benefit plans, the Horace Mann Annual Incentive Plan (for the 2008 performance period, if any amount is payable in March, 2009) and the Horace Mann Long Term Incentive Plan (for the 2007-2008 performance period if any amount is payable in March, 2009). Except as specifically provided in this Agreement, Employee understands that Employee does not qualify for, and is not entitled to payments under the Horace Mann Service Corporation Severance Pay Plan or to any other payment, benefits, or other consideration from Horace Mann, Employee acknowledges that Employee shall not accrue any further benefits under any Horace Mann benefit plan or programs after the Separation Date.

4. Termination of Change in Control Agreement In consideration for the payments and benefits provided herein, as of the Effective Date of this Agreement defined in Paragraph 10 below, Employee hereby agrees to the termination of the Change in Control Agreement entered into by and between Employee and Horace Mann Educators Corporation dated March 8, 2005 and that there are no obligations to make any payments thereunder.

5. Waiver and Release. In consideration for the payments and benefits to be provided to Employee provided in Paragraphs 1 and 2 above, Employee, on behalf of Employee and Employee’s heirs, executors, administrators and assigns, hereby waives, releases and forever discharges Horace Mann and its current and past parent, subsidiaries, divisions and affiliates, its, and their joint ventures and its and their respective directors, officers, associates, employees, shareholders, partners, attorneys and agents, and each of its and their respective predecessors, successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown causes of action, or liabilities of any kind which have been, or could be asserted, against the Releasees up to and including the date the Employee executes this Agreement, including but not limited to:

a.

causes of action or liabilities arising under Title VII of the Civil Rights Act (“Title VII”), the Age Discrimination in Employment Act (the “ADEA”), the Employee Retirement Income Security Act (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the American with Disabilities Act (“ADA”), the Family and Medical Leave

Act (“FMLA”), the Illinois Human Rights Act, as such Acts have been amended, and/or any other federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

b.	causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

c.	any other cause of action including, but not limited to, actions seeking severance pay, except as provided herein, actions based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, or other cause of action whatsoever arising out of or relating to employment with and/or separation from employment with Horace Mann and/or any of the other Releasees.

Provided, however, nothing herein shall limit or impede Employee’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission (“EEOC”), or any other local, state or federal agency, and/or any causes of action which by law Employee may not legally waive. Employee agrees, however, that if Employee or anyone acting on Employee’s behalf, brings any action concerning or related to any cause of action or liability released in this Agreement, Employee waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

6. Non-admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration shall be deemed or construed at anytime for any purpose as an admission by any party of any liability or unlawful conduct of any kind.

7. Confidentiality. Except to the extent required to seek enforcement with this Agreement, or as otherwise required by law, Employee agrees not to directly or indirectly disclose, publicize or publish the terms or conditions of this Agreement to any person, except to his financial advisors, spouse or legal counsel. Employee shall instruct those with whom he is permitted to discuss the terms of this Agreement to keep such terms confidential.

8. Proprietary and Confidential Information: Employee agrees not to disclose any “Confidential Information” which Employee acquired as an employee of Horace Mann to any other period or entity, or use such information in any manner other than in the interest of the Company and its affiliates. “Confidential Information” shall mean information, material and trade secrets as defined by the Illinois Trade Secrets Act or maintained by Horace Mann or to any related or affiliated entity of Horace Mann or designated as confidential by Horace Mann, whether or not owned or developed by Horace Mann, which Employee has obtained knowledge of or access to, through or as a result of the services provided to Horace Mann or to any related or affiliated entity of Horace Mann. Without limiting the generality of the foregoing, Confidential Information shall include, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or still in development): data, documentation, diagrams, flow charts, research, economic and financial analysis, developments, processes, procedures, “know how,” marketing techniques and materials, marketing and development plans, customer names and other non-public information related to customers, employees, Horace Mann-derived market information and financial information. Provided that Employee complies with his obligations hereunder, nothing herein shall be construed to otherwise restrict Employee’s future employment with other employers.

9. Property. Employee represents that Employee has or will return all tangible and intangible property, and Confidential Information, as defined in Paragraph 8, belonging to Horace Mann. Horace Mann shall return Employee’s Personal Property to him. Horace Mann shall designate a mutually agreeable time for Employee to return to his office and pack and retrieve his personal belongings at his office in the Horace Mann building.

10. Notice to Seek Counsel, Consideration Period, Revocation Period. Employee acknowledges that Employee has been advised in writing hereby to consult with an attorney before signing this document, and that Employee has had at least twenty-one (21) days after receipt of this document to consider whether to accept or reject this Agreement. Employee understands that Employee may sign this Agreement prior to the end of such twenty-one (21) day period, but is not required to do so. Employee has seven (7) days after Employee signs this Agreement to revoke it. Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) day period. If sent by mail, it is requested that it be sent by certified mail, return receipt requested to Rhonda Armstead, at Horace Mann Companies, 1 Horace Mann Plaza, Springfield, IL 62715. If Employee revokes this Agreement as provided herein, it shall be null and void. If Employee does not revoke this Agreement within seven (7) days after signing it, this Agreement shall become enforceable and effective on the eighth (8th) day after the Employee signs this Agreement (“Effective Date”).

11. Governing Law; Disputes. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, to the extent not covered by federal law. Any action brought to enforce this Agreement shall be brought in a state or federal court of competent jurisdiction located in Springfield, Illinois, except that an action by the Company to enforce its rights under Paragraph 8 of this Agreement may also be brought in Employee’s state of residency or any other forum in which the Employee is subject to personal jurisdiction. In addition, Employee specifically consents to personal jurisdiction in the state of Illinois for purposes of this Paragraph.

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and the Company. This Agreement shall be enforced in accordance with its terms and shall not be construed against either party.

13. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

14. Withholding. The Company shall withhold any payments otherwise due or payable hereunder in order to comply with any federal, state, local or other income or other tax laws requiring withholding with respect to compensation and benefits provided to Employee pursuant to this Agreement.

15. Successors and Assigns. This Agreement binds and inures to the benefit of Employee’s heirs, administrators, representatives, executors, successors and assigns, and Horace Mann’s administrators, representatives, executors, successors and assigns.

16. Entire Agreement - Termination of Prior Agreements. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes any previous oral and written agreements or representations relating to the subject matters herein.

The undersigned hereby acknowledges and agrees that Employee has carefully read and fully understands all the provisions of this Agreement, has been represented by counsel, regarding this Agreement and has voluntarily entered into this Agreement by signing below as of the date(s) set forth below.

HORACE MANN SERVICE CORPORATION

Dated: May 21, 2008	By:	/s/Paul Andrews
Paul Andrews
Senior Vice President

FRANK D’AMBRA

Dated: May 21, 2008	/s/ Frank D’Ambra

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